EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Larry Lenig (713) 881-2812

SEITEL REACHES AGREEMENT-IN-PRINCIPLE WITH RANCH CAPITAL

HOUSTON - July 8, 2003 - Seitel, Inc. (OTC BB: SEIE; TORONTO: OSL) (the "Company") today announced it has reached an agreement-in-principle with Ranch Capital L.L.C. ("Ranch Capital") for a consensual reorganization of the Company's capital structure, including all $255 million outstanding principal amount of Seitel's senior notes, which Ranch Capital previously purchased.

Ranch Capital, as the successor to the noteholders that filed the involuntary bankruptcy petitions against the Company and several of its U.S. subsidiaries, has agreed to extend the time to respond to the petition to July 21, 2003, to permit preparation of a proposed plan and related disclosure statement to be filed with the Delaware Bankruptcy Court with respect to the reorganization.

Ranch has agreed in principle to fund the proposed plan. The proposed plan would (i) pay in full on agreed terms all of the Company's senior secured debt, which total approximately $12 million; (ii) pay cash equal to approximately 71% of allowed unsecured claims which are owing or are guaranteed by entities that conduct Seitel's principal operations; (iii) pay cash equal to a percentage to be determined but not more than 71% of allowed unsecured claims which are owing or are guaranteed by entities not presently conducting operations or which have no substantial assets; and (iv) subject to the satisfaction of certain conditions, distribute approximately $10.2 million in cash to the holders of equity interests in Seitel. The Company estimates that all allowed unsecured claims in all classes would total approximately $265 million, including the $255 million of senior notes purchased by Ranch Capital. Pursuant to the proposed plan, the existing common stock would be canceled, and upon consummation of the proposed plan, 100% of the new common stock of the Company would be issued to Ranch Capital in consideration for its funding of the proposed plan. Including all of its components, the transactions contemplated by the proposed plan have an aggregate value of approximately $287 million.

Under the proposed plan, the Company will reaffirm its existing obligations under previously issued data license agreements with its customers and will continue to honor those licenses during and after the restructuring process. In addition, all ongoing projects for new data acquisition or reprocessing will continue without interruption during the reorganization process, and the Company expects to add new projects in the near term.

As previously disclosed, the Company's Canadian subsidiaries are not parties to the bankruptcy proceedings and the proposed plan and the payouts described above do not impact any operations or creditors of Seitel's Canadian subsidiaries.

As noted above, the proposed plan provides for payment of approximately $10.2 million in cash to holders of equity interests in Seitel. This distribution, if allocated solely in respect of the existing common stock, would represent $.40 per share. The exact payout per share, if any, depends on the amount, if any, which may become payable pursuant to the class action litigation presently pending against the Company, and is conditioned upon the affirmative vote of shareholders and confirmation of the proposed plan. If the proposed plan were not confirmed or if shareholders were to vote against the proposed plan and it were to be confirmed by the Bankruptcy Court despite their rejection of it, no distribution would be made to existing shareholders.

Consummation of the proposed plan is subject to a number of conditions, including confirmation by the Bankruptcy Court not later than 120 days after the filing of the proposed plan, and there can be no assurance that the proposed plan will be confirmed or consummated.

Information Regarding Forward Looking Statements

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements contained in this release about Seitel's future outlook, prospects and plans, including those that express belief, expectation, estimates or intentions, as well as those that are not statements of historical fact, are forward looking. The words "proposed", "anticipates", "anticipated", "will", "would", "should", "estimates" and similar expressions are intended to identify forward-looking statements. Forward looking statements represent Seitel's reasonable belief and are based on Seitel's current expectations and assumptions with respect to future events. While Seitel believes its expectations and assumptions are reasonable, they involve risks and uncertainties beyond Seitel's control that could cause the actual results or outcome to differ materially from the expected results or outcome. Such factors include the ability of the Company to continue as a going concern; the Company's ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the impact of litigation on the Company and in any distribution to creditors or equity holders of the Company; the delay or inability of the Company to complete and/or consummate its proposed plan of reorganization; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the Company's Chapter 11 case to a Chapter 7 case; the ability of the Company to obtain and maintain normal terms with vendors and service providers; the Company's ability to maintain contracts that are critical to its operations; the potential adverse impact of the Chapter 11 cases on the Company's liquidity or results of operations and other risks associated with operating a business in Chapter 11; any significant change in the oil and gas industry or the economy generally; changes in the exploration budgets of the Company's seismic data and related services customers; actual customer demand for the Company's seismic data and related services; the timing and extent of changes in commodity prices for natural gas; crude oil and condensate and natural gas liquids and conditions in the capital markets and equity markets during the periods covered by the forward looking statements; the effect on our reported operating results and stock price as a result of the Company's restatement of financial statements; the results or settlement of litigation regarding the Company or its assets; the Company's non-compliance with its debt covenants; adverse actions which may be taken by the Company's creditors; the level of the Company's cash generated from operations; the Company's ability to obtain alternative debt or equity financing on satisfactory terms if internally generated funds are insufficient to fund its capital needs and the lack of any strategic disposition, acquisition or joint venture involving the Company's businesses and assets; and other risks and uncertainties identified from time to time in the Company's reports filed with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, copies of which may be obtained form the Company without charge. These forward-looking statements speak only as of the date hereof and Seitel disclaims any duty to update these statements other than as required by law. Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the Company's various pre-petition liabilities, common stock and/or other equity securities. As a result, no assurance can be given as to what values, if any, ultimately will be ascribed in the bankruptcy proceedings to each of these constituencies. Accordingly, the Company urges that the appropriate caution be exercised with respect to existing and future investments in any of these liabilities and/or securities.

###